Exhibit 10.10
Guardant Health, Inc.
September 16, 2018
Stan Meresman
Re:    Board of Directors of Guardant Health, Inc.
Dear Stan:
This offer letter (this “Amended Letter”) amends and restates the offer letter between you and Guardant Health, Inc. (the “Company”), dated April 6, 2018 (the “Offer Letter”), in its entirety and will provide the terms under which you will continue to serve as a member of the Board of Directors (the “Board”) of the Company from and after the closing of the initial public offering of the Company’s common stock (the “IPO”).
Board Responsibilities. The Company’s current schedule includes approximately four to six regular in-person meetings of the Board per annum, with the possibility of additional executive session meetings, at which observers to the Board are not included, and additional special meetings as called by the Board from time to time. In addition to your attendance at Board meetings, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings. Of course, as a member of the Board, you will be expected to carry out your fiduciary responsibilities as a director, including but not limited to protecting Company proprietary information from unauthorized use or disclosure. If you would like to learn more about your fiduciary duties as a director, I would be happy to arrange a meeting for you with our outside counsel, Latham & Watkins LLP. We further anticipate that your service as a member of the Board will not conflict with your service as a director of or consultant to any other company.
Initial Stock Option. The stock option granted to you on May 10, 2018, covering 321,000 shares of Company common stock as of the grant date (on a pre-split basis) (the “Initial Option”), shall remain outstanding, and shall continue to vest pursuant to the terms of the applicable Option Grant Notice and Agreement between you and the Company. In addition, in the event of a Change in Control (as defined in the Company’s 2018 Incentive Award Plan, as may be amended from time to time), the Initial Option will vest with respect to one-hundred percent (100%) of the shares subject thereto as of immediately prior to the Change in Control, subject to your continued service to the Company through the closing of such Change in Control.
Other Compensation. Effective as of the IPO, you will be eligible to receive compensation pursuant to the Company’s Non-Employee Director Compensation Program, as may be in effect and amended from time to time.
Business Expense Reimbursements. You will be authorized to incur on behalf and for the benefit of, and will be reimbursed by, the Company for reasonable documented expenses related to your service on the Board, provided such expenses are in accordance with Company policies.
At-Will Relationship. You are free to end your relationship as a member of the Board at any time and for any reason. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s bylaws.
Entire Agreement. This Amended Letter will become effective upon, and only upon, the IPO. From and after the IPO, the terms in this Amended Letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your service on the Board (including the Offer Letter).
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Assuming that you find the foregoing acceptable, we look forward to your continued participation as a director. Please call me at 650.804.8584 if you have any questions or comments regarding the terms described above.
Sincerely,
Guardant Health, Inc.
/s/ AmirAli Talasaz
By: AmirAli Talasaz
Chairman of the Board
Accepted and Agreed:
/s/ Stan Meresman
Stan Meresman
Date: September 16, 2018